Exhibit 10.1

February 25, 2015

Daniel J. McCarthy

11 Clapboard Ridge Rd.

Sandy Hook, CT 06482

Dear Dan:

On behalf of the Board of Directors of Frontier Communications Corporation (the “Company”), I am pleased to confirm the terms of your promotion to the position of Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”).  The effective date of your promotion will be April 1, 2015.

Base Salary

Your initial annual base salary, effective April 1, 2015, will be $925,000 payable in installments in accordance with the Company’s standard payroll practices for the payment of base salary to executives (your “Base Salary”).  Your Base Salary (like the other compensation terms described below) is subject to upward adjustment at the discretion of the Compensation Committee of the Board (the “Committee”).  In addition, this compensation term and all of the terms in this letter can be amended by the Committee, as explained under the “Amendment” heading below.

Annual Cash Incentive

Your target annual cash incentive under the Frontier Bonus Plan or any successor plan (the “Bonus Plan”) for 2015 will be 125% of your Base Salary.  Your actual annual cash incentive each year, if any, will be determined relative to this target but will be based on a variety of factors, including the achievement of Company and individual performance goals established by the Committee, and it will be paid in accordance with the terms of the Bonus Plan (the “Annual Bonus”).  For years after 2015, the target for your annual incentive is subject to upward adjustment at the discretion of the Committee.

Long-Term Equity Incentive

The target value of your 2015 equity awards and later annual equity awards will be $4,250,000, based on target performance and the trading price of the Company’s common stock on the grant date of such awards.  For 2015, the equity target will be awarded approximately two-thirds in the form of restricted stock awards and one-third in the form of performance shares under the Company’s equity compensation plans.  For future years, the equity target will be awarded in a mix of restricted stock awards and performance shares or other forms of equity compensation awards consistent with the mix awarded to other senior executive officers of the Company pursuant to the Company’s equity compensation plans.  For years after 2015, the target value for your equity awards is subject to upward adjustment at the discretion of the Committee.

Employee Benefits

During your employment as CEO of the Company, you will be eligible for employee benefits that are consistent with the employee benefits provided to other senior executive officers of the Company pursuant to the Company’s employee benefits plans, as amended from time to time.

Board Membership

Your current term as a member of the Board will continue.  In addition, you will be proposed for reelection for additional terms as a member of the Board during your employment as CEO of the Company, subject to approval by the stockholders.

Upon termination of your employment for any reason, you agree to resign from the Board (as well as from the board of directors of any subsidiary or affiliate on which you then serve) as of the date of such termination.

Annual Physical

You are required to undergo an annual executive physical examination at the Company’s expense and to report any material findings as a result of each such examination to the Board in accordance with the requirements of the Securities Exchange Commission for disclosing any health risk that may impact your ability to perform your job as the Company’s Chief Executive Officer.  You may select the location of each annual examination, provided that the cost to the Company of each annual examination may not exceed $10,000 (exclusive of related travel expenses).

Employment Termination

Upon your termination of employment with the Company, the Company will provide you with severance benefits pursuant to and subject to the requirements of the Company’s Executive Severance Policy (the “Severance Policy”), provided that you will be subject the definitions of “Cause”, “Good Reason” and “CIC Good Reason” and the equity compensation award treatment set forth below in lieu of the definition of “Cause”, any definitions of “Good Reason” and “CIC Good Reason” and any equity compensation award treatment specified in the Severance Policy with respect to other Company executives.  The Committee intends to adopt the Severance Policy prior to the April 1, 2015 effective date of your promotion.

Your employment with the Company may be terminated by you or the Company for any reason upon 60 days advance notice (30 days advance notice in the event you resign for “Good Reason” or “CIC Good Reason” as defined below).

For each termination scenario below, you will be entitled to receive: (i) your base salary through the date of termination, (ii) any annual cash incentive earned for a previously completed fiscal year that has not yet been paid as of the date of termination, (iii) your accrued but unpaid vacation, and (iv) an amount equal to 18 months of COBRA premiums for the type of coverage in effect on the date of termination.  Other key elements of the Severance Policy, as it will apply to you, are summarized below (details relating to the time and form of payments are as set forth in the Severance Policy).

•

Death or Disability.  If your employment terminates on account of your death or the Company terminates your employment because you have become disabled (as defined in the Severance Policy), you or your estate will be entitled to receive:

o	Continued payment of your Base Salary for six months;

o	A pro-rata (based on your completed service) target Annual Bonus for the calendar year of your termination;

o	Full vesting of all outstanding unvested restricted stock awards; and

o	Pro-rata vesting (based on your completed service) of all outstanding unvested long-term incentive program awards based on target performance.

•	Without Cause or for Good Reason: If the Company terminates your employment without Cause (as defined below) or you resign your employment for Good Reason, you will be entitled to receive:

o

Periodic severance payments (at intervals specified in the Severance Policy) equal to two and one quarter times the sum of (i) your annual Base Salary in effect on the date of your employment termination, and (ii) your target Annual Bonus for the calendar year of your termination of employment, with a portion of the Annual Bonus element equal to one times the target Annual Bonus limited to the amount that can be paid (including zero) without triggering adverse tax consequences relating to the limitations in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”),  and with the remaining portion of the Annual Bonus element not being subject to these limitations;

o	Full vesting of all outstanding unvested restricted stock awards; and

o	Full vesting of all outstanding unvested long-term incentive program awards, calculated based on actual achievement with respect to the applicable performance goals.

“Cause” means your:

o

Willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe such failure with sufficient specificity to allow you to respond;

o	Willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company;

o	Conviction of, or a plea of guilty or nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving moral turpitude; or

o

A material violation of the Company’s code of conduct, subject to reasonable notice and opportunity to cure (if curable, without being inconsistent with the interests of the Company, as reasonably determined in good faith by the Board).

“Good Reason” means:

o	The material failure of the Company to pay or cause to be paid your Base Salary or Annual Bonus;

o

Any substantial and continuing diminution in your position, authority or responsibilities in effect immediately prior to such diminution, including a requirement that you report to a corporate officer or an employee instead of reporting directly to the Board; or

o

A relocation of your principal office location of more than 50 miles from the Company’s Stamford, Connecticut headquarters or a relocation of your principal office location of a shorter distance that the Committee determines causes you material hardship.

o

A material decrease by the Company of your Base Salary or target Annual Bonus in effect immediately prior to such decrease that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2) (other than a decrease pursuant to an amendment that does not require 12-months’ notice);

•

Without Cause or for CIC Good Reason Post-CIC.  If, within one year following the date of a change in control (as defined in the Severance Policy), the Company terminates your employment without Cause, or if you resign your employment for CIC Good Reason (as defined below), or such a termination or resignation occurs within the six month period preceding a change in control and is related to the change in control, you will be entitled to receive the following:

o

A lump sum severance payment equal to three times the sum of (i) your annual Base Salary in effect on the date of your employment termination (or, if greater, at the time of the material decrease in your Base Salary that constitutes CIC Good Reason for your resignation), and (ii) your target Annual Bonus for the calendar year of your termination of employment (or, if greater, at the time of the material decrease in your target Annual Bonus that constitutes CIC Good Reason for your resignation);

o	Full vesting of all outstanding unvested restricted stock awards; and

o

Full vesting of all outstanding unvested long-term incentive program awards, calculated based on actual achievement with respect to the applicable performance goals (if determinable – otherwise based on target), with the time of vesting accelerated to before the date of the qualifying termination to the extent provided in the Severance Policy.

“CIC Good Reason” means:

o	The material failure of the Company to pay or cause to be paid your Base Salary or Annual Bonus;

o	Any substantial and continuing diminution in your position, authority or responsibilities in effect immediately prior to such diminution;

o

A relocation of your principal office location of more than 50 miles from the Company’s Stamford, Connecticut headquarters or a relocation of your principal office location of a shorter distance that the Committee determines causes you material hardship;

o

A material decrease by the Company of your Base Salary or target Annual Bonus in effect immediately prior to such decrease that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2) (other than a decrease pursuant to an amendment that (i) is required by applicable law, and (ii) does not require 12-months’ notice because the amendment holds you harmless in the aggregate; for the avoidance of doubt, a decrease pursuant to a reduction of compensation on a Company-wide basis can be good reason for an otherwise qualifying resignation in connection with a change in control);

o	A material decrease in your aggregate employee benefits that is sufficient to be treated as an involuntary termination under Treasury Regulation § 1.409A-1(n)(2);

o

A material diminution in your reporting relationships, duties or responsibilities, including, without limitation, ceasing to be a chief executive officer who reports directly to the board of directors of a public company; or

o	A successor to the Company failing to expressly assume this severance pay arrangement.

•	You must sign and not revoke a release of claims as a condition to receipt of the severance benefits (other than Base Salary earned through the date of termination and accrued but unpaid vacation).

•

The Severance Policy will be designed so that the payments described above are either exempt from Section 409A of the Code, or in compliance with Section 409A and the related Department of Treasury guidance (including but not limited to the six-month delay for payments to key employees triggered by separation from service).

If you resign your employment without Good Reason or CIC Good Reason or the Company terminates your employment for Cause, you will be entitled to receive only the following: (i) your base salary through the date of termination, (ii) any annual cash incentive earned for a previously completed fiscal year that has not yet been paid as of the date of termination, and (iii) your accrued but unpaid vacation.  The Company shall not be obligated to provide any advance notice to you in the event it terminates your employment for Cause.

Indemnification

While employed pursuant to this agreement (and subsequently with respect to the period during which you were so employed), you shall be indemnified by the Company to the fullest extent permitted by its charter, by-laws or the terms of any insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder, but excluding indemnification for any violation of the Company’s code of conduct or Security and Exchange Commission requirements if it is a material violation, or if applicable law bars indemnification without regard to materiality).   The Company's obligation under this paragraph shall survive any termination of your employment or this Agreement.

Non-Competition/Non-Solicitation/Non-Disparagement

You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree that, while employed by the Company and for a period of one year following any termination of your employment with the Company (the “Restricted Period”), you will not, whether on your own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly engage in any business that directly or indirectly competes in any material way with the primary business of the Company:

•	Solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

•

Hire any such employee who was employed by the Company or its affiliates as of the date of your termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of your employment with the Company.

You shall not at any time issue any press release or make any public statement about the Company or any director, officer, employee, successor, parent, subsidiary or agent or representative of, or attorney to the

Company (any of the foregoing, a “Company Affiliate”) regarding (i) any of the foregoing’s financial status, business, services, business methods, compliance with laws, or ethics or otherwise, or (ii) regarding Company personnel, directors, officers, employees, attorneys, agents, that, in either case, is intended or reasonably likely to disparage the Company or any Company Affiliate, or otherwise degrade any Company Affiliate’s reputation in the business, industry or legal community in which any such Company Affiliate operates, and the Company shall not at any time (either by official Company action or through a director of the Company or an executive who is a senior vice president or above) issue any press release or make any public statement about you or your spouse that is intended or reasonably likely to disparage your reputation in the business, industry or legal community or otherwise degrade you or your spouse’s reputation or standing in their community; provided, that, you and the Company shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to the other thereof, and (b) defend your or itself against any statement made by the other party (including those made by any Company Affiliate or by any person affiliated with you or your spouse) that is intended or reasonably likely to disparage or otherwise degrade that party’s reputation, but only if there is a reasonable belief that the statements made in such defense are not false statements, (c) while employed as an officer of the Company, make any statement that you determine in good faith is necessary or appropriate to the discharge of your duties as an officer of the Company, and (d) provide truthful testimony in any legal proceeding.

It is expressly understood and agreed that although you and the Company consider the restrictions contained in this letter to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this letter is an unenforceable restriction against you, the provisions of this letter shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this letter is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

You acknowledge and agree that the remedies at law for a breach or threatened breach of any of the provisions of this letter that appear under the “Non-Competition/Non-Solicitation/Non-Disparagement” heading above would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this letter and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, in the event of an alleged breach of this section by the Company, you shall not be required to post a bond in order to seek equitable relief or any other equitable remedy.

The foregoing provisions of this letter under the “Non-Competition/Non-Solicitation/Non-Disparagement” heading above will survive the termination of your employment with the Company for any reason.

Arbitration

Except for the rights to seek specific performance provided above, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by you relating to your employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in Connecticut. A court of competent jurisdiction may enter judgment upon the arbitrator's award. All costs and expenses of arbitration (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, unless the arbitrator shall award costs and expenses to the prevailing party in such arbitration.

Amendment

The Committee may amend any term or provision of this letter with 12 months’ advance notice to you.  This amendment right allows the Committee to ensure that your overall compensation, the current mix and weighting of compensation components, and the other terms of your employment are adjusted to reflect all of the relevant factors.  These factors include, for example, changes in peer group practices, changes in institutional shareholder expectations, other external factors, and developments at the Company.  In addition, the Committee shall also have the right to amend any term or provision of this letter, with less than 12-months’ notice, to the extent that the Committee determines that the change is required by applicable law and that the time when the change is required does not permit 12 months’ notice.  In this case, the Committee will act reasonably, to the extent possible, to minimize the change and to hold you harmless in the aggregate.  In the event that it is necessary to materially reduce compensation on a Company-wide basis, the Committee is entitled to reduce your compensation on the same basis as compensation is reduced for other senior executives, with less than 12-months’ notice.

Governing Law

This letter will be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

Entire Agreement and Successors

This letter contains the entire understanding of the parties with respect to your employment by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  In addition, this letter supersedes entirely the 2012 agreement relating to your rights in the event of a change in control.  Subject to the Company’s amendment right described above, this letter may not be altered, modified or amended except by written instrument signed by the parties hereto.

This Agreement shall inure to the benefit of and be binding upon (i) the Company and its subsidiaries, and (ii) you and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this successor provision to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

Withholding Taxes

The Company may withhold from any amount payable under this letter such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Legal Fees

The Company will reimburse you for the reasonable legal fees that you incur in calendar year 2015 with respect to legal advice and representation related to this letter, but not in excess of $25,000.

Section 409A

This letter will be construed and administered to preserve the exemption from Section 409A of the Code, and the Department of Treasury guidance thereunder (collectively, “Section 409A”) of each payment pursuant to this letter that qualifies as a short-term deferral under Section 409A or otherwise qualifies for exemption from Section 409A.  With respect to other amounts payable pursuant to this letter that are subject to Section 409A, it is intended, and this letter will be so construed, that any such amounts and the Company’s and your exercise of authority or discretion under this Letter will comply with the provisions of Section 409A, so as not to subject you to the payment of interest and additional tax that may be imposed under Section 409A.  For this purpose, each payment of severance pay and each payment of any other amounts shall be deemed a separate payment for purposes of Section 409A.

To the extent that any expense reimbursement provided for by this letter does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if you incur the corresponding expense during your employment with the Company (or, for legal expenses subject to reimbursement under the “Legal Fees” heading above, during calendar year 2015) and submit the request for reimbursement to the Company no later than three months prior to the last day of the calendar year following the calendar year in which you incur the expense so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which you incur the expense; the amount of expenses eligible for reimbursement during a calendar year will not affect the amount of expenses eligible for reimbursement in another calendar year; and your right to reimbursement is not subject to liquidation or exchange for another benefit from the Company.

Specific details related to the time and form of payment of amounts payable pursuant to this letter are supplied by the Severance Policy, and these specifics shall be taken into account for purposes of both maximizing the extent to which these amounts are exempt from Section 409A and ensuring that any portion subject to Section 409A complies with Section 409A.

On behalf of the Board, congratulations on your promotion!  Please do not hesitate to contact me with any questions regarding this offer.  To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and email a complete scanned copy back to me directly, which you agree is valid and binding just like the signed original.

Sincerely,

/s/ Pamela D. Reeve

Pamela D. Reeve

Chair, Compensation Committee of the Board of Directors

Frontier Communications Corporation

cc:        Mary A. Wilderotter
Howard L. Schrott
Cecilia K. McKenney
Mark D. Nielsen
Mark D. Wincek

Acceptance

By signing below, I hereby agree to the provisions of this letter. I understand that I will not have a contract of employment with the Company for a specified period of time.  I further agree to abide by policies and procedures established by the Company.

/s/ Daniel J. McCarthy                                                                    February 25, 2015

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Daniel J. McCarthyDate